2011 CITIGROUP EXECUTIVE PERFORMANCE PLAN

1. Purpose. The purpose of the 2011 Citigroup Executive Performance Plan (the “Plan”) of Citigroup Inc. (the “Company”) is to promote the interests of stockholders by (i) incentivizing officers and other key executives to contribute to the Company’s long-term profitability, thereby aligning the executives’ interests with those of the Company’s stockholders and other stakeholders; (ii) motivating officers and key executives by means of performance-related incentives that are appropriately balanced to avoid incentives for executives to take unnecessary and excessive risks; and (iii) attracting and retaining officers and key executives of outstanding ability by providing competitive incentive compensation opportunities.

2. Administration. The Plan shall be administered by the Personnel and Compensation Committee (the “Committee”) of the Board of Directors of the Company. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present, or acts approved in writing by a majority of the Committee without a meeting, shall be the acts of the Committee.

Subject to the express provisions of the Plan, the Committee shall have authority to:

(i) select the employees who will participate in the Plan (the “Participants”);

(ii) determine the amounts of the awards (“Awards”) to be made under the Plan, as described in Section 4; and

(iii) establish from time to time regulations for the administration of the Plan, interpret the Plan, and make all determinations deemed necessary or advisable for the administration of the Plan, which interpretations and determinations shall be final, binding and conclusive on all persons.

3. Participation. Participants in the Plan shall be selected for each calendar year (each such year a “Plan Year”) from those executive employees of the Company who are, or are expected to be, “covered employees” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), executive officers subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, or who are otherwise selected by the Committee to participate in the Plan. No employee shall at any time have a right to be selected as a Participant in the Plan for any Plan Year, or to be entitled automatically to an Award, or, having been selected as a Participant for one Plan Year, to be a Participant in any other Plan Year.

4. Awards, Performance Goals and Performance Periods.

SECTION 4.01. Awards. Awards may be earned by Participants for a specified performance period (a “Performance Period”) determined in accordance with Section 4.03; provided, however, that (i) the making of any Award under the Plan shall be contingent upon the achievement of the relevant performance goals established by the Committee (“Performance Goals”) for such Performance Period (ii) no Award may exceed the amount established by the Committee for the actual level of performance attained.

SECTION  4.02. Performance Goals.

(a) Performance Goals. Within 90 days after the commencement of a Performance Period or, if earlier, before 25 percent of such Performance Period elapses, the Committee shall establish for such Performance Period the Performance Goals and the amounts of Awards that may be earned by Participants upon their level of achievement, which may be expressed as percentages of an incentive pool or other measure prescribed by the Committee. Performance Goals may be based upon one or more of the following objective performance measures (the “Performance Criteria”) and expressed in either, or a combination of, absolute or relative values or a percentage of: revenue, revenue or product growth, net income (pre- or after-tax), earnings, earnings per share, stockholders’ equity or return on stockholders’ equity, assets or return on assets, return on risk-adjusted assets, capital or return on capital, return on risk capital, book value or book value per share, economic value added models or equivalent metrics, operating income, pre- or after-tax income, expenses or reengineering savings, margins, cash flow or cash flow per share, stock price, total shareholder return, market share, debt reduction, or regulatory achievements. Performance Goals based on such Performance Criteria may be based on the performance of the Company, any of its affiliates, any branch, department, business unit or other portion of the Company or any of its affiliates under such measure for the Performance Period and/or upon a comparison of such performance with the performance of a peer group of companies, prior Performance Periods or other measures selected or defined by the Committee at the time of establishment of such Performance Goals.

(b) Calculation. When the Committee establishes Performance Goals, the Committee shall also specify the manner in which the level of achievement of such Performance Goals shall be calculated and, if applicable, the relevant weighting assigned to such Performance Goal. To the extent permitted under Section 162(m) of the Code, in measuring the achievement of a Performance Goal, the Committee may include or exclude unrealized investment gains and losses, extraordinary, unusual or non-recurring items, asset write-downs, the effects of accounting, tax or legal changes, currency fluctuations, mergers and acquisitions, reserve-strengthening and other non-operating items. The Performance Goals shall also reflect appropriate adjustments for risk balancing features.

SECTION 4.03. Performance Periods. Unless otherwise determined by the Committee, each Performance Period shall commence on the first day of a Plan Year and end on the last day of such Plan Year. The Committee may establish longer Performance Periods, including multi-year Performance Periods, and the Committee may also establish shorter Performance Periods for individuals who are hired or become eligible to participate in the Plan after the commencement of a Performance Period. Unless otherwise determined by the Committee, the first Performance Period under the Plan shall commence on January 1, 2011 and end on December 31, 2011.

SECTION 4.04. Discretion. The Committee shall have no discretion to increase the amount of any Award that would otherwise be payable to a Participant upon attainment of the Performance Goals applicable to a Performance Period, or otherwise modify such Performance Goals, but the Committee may in its discretion reduce the amount or cancel such Award; provided, however, that the exercise of such negative discretion shall not be permitted to result in any increase in the amount of any Award payable to any other Participant.

SECTION 4.05. Determination of Award. The amount of a Participant’s Award for a Plan Year, if any, shall be determined by the Committee or its delegate in accordance with the level of achievement of the applicable Performance Goals and the other terms of the Plan. Prior to the making of any Awards hereunder, the Committee shall determine and certify in writing the extent to which the Performance Goals and other material terms of the Plan were satisfied.

SECTION 4.06. Maximum Award. Notwithstanding any other provision of the Plan, the maximum amount payable to a Participant under the Plan for any Plan Year shall be 0.2% of (i) the amount of income (loss) from continuing operations before income taxes of the Company minus (ii) the amount of income (loss) from continuing operations before income taxes of Citi Holdings, in each case as reported for such Plan Year in the Quarterly Financial Data Supplement that is filed as an exhibit to Citigroup’s Form 8-K reporting the results of operations for the last fiscal quarter of such Plan Year (the “Participant Limit”). In the case of an Award for a multi-year Performance Period, the Participant Limit will be measured by allocating the Award to each Plan Year (or portion thereof) within the Performance Period based upon the Performance Goals properly allocated to each Plan Year. The amount payable with respect to an Award for any Plan Year shall be measured for such Plan Year, regardless of the fact that the Award may be made in a later year. The limitation in this section shall be interpreted and applied in a manner consistent with Section 162(m) of the Code.

5. Termination of Employment.

Unless otherwise determined by the Committee in accordance with the requirements of Section 162(m) of the Code, if a Participant’s employment or service with the Company and all of its subsidiaries and affiliates terminates for any reason prior to the date the Committee certifies in accordance with Section 4.05 that the Performance Goals and other material terms of the Plan were satisfied for a Performance Period, the Participant’s Award, and all rights of the Participant to such Award for such Performance Period, will be canceled.

6. Making of Awards to Participants.

SECTION 6.01. Making of Awards. Unless the Committee determines otherwise, an Award for a Performance Period shall be granted to a Participant during the 2-1/2 month period following the end of the year in which the Performance Period ends.

SECTION 6.02. Form of Award. Awards shall be made in any form permitted (i) under the Citi Discretionary Incentive and Retention Plan, restated effective January 1, 2010, or any successor or future similar plans, or (ii) any long-term incentive award plan adopted by the Company including without limitation the Citigroup Inc. 2010 Key Employee Profit Sharing Plan and the Citigroup Inc. Key Risk Employee Plan. Subject to the terms of the Plan and Section 162(m) of the Code, the Committee shall have full discretion to determine the form, terms and conditions of any Award, which may include without limitation performance-vesting conditions and clawback provisions.

SECTION 6.03. Tax Withholding. All Awards shall be subject to tax withholding to the extent required by applicable law.

7. Forfeiture; Recovery. An Award will be canceled or forfeited or subject to recovery by the Company if (i) the Committee determines that a Participant (A) received an Award based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues, or gains) or any other materially inaccurate performance metric criteria, (B) knowingly engaged in providing inaccurate information (including knowingly failing to timely correct inaccurate information) relating to financial statements or performance metrics, or (C) materially violated any risk limits established or revised by senior management, a business head and/or risk management, or any balance sheet or working or regulatory capital guidance provided by a business head, or (ii) a Participant’s employment is terminated on account of misconduct (as defined below). For purposes of the Plan, “misconduct” means a Participant’s engaging in any conduct that (i) is in competition with the Company’s business operations, (ii) that breaches any obligation that such Participant owes to the Company or such Participant’s duty of loyalty to the Company, (iii) is materially injurious to the Company, monetarily or otherwise, or (iv) is otherwise determined by the Committee, in its sole discretion, to constitute misconduct. Notwithstanding the foregoing, the Committee may in its discretion impose other forfeiture or recovery conditions on any Award paid in accordance with the terms of the Plan.

8. No Assignments and Transfers. A Participant shall not assign, encumber or transfer his or her rights and interests under the Plan and any attempt to do so shall render those rights and interests null and void.

9. No Rights to Awards or Employment. No employee of the Company or any of its affiliates or any other person shall have any claim or right to be granted an Award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company or its affiliates.

10. Amendment or Termination. The Committee may amend, suspend or terminate the Plan or any portion thereof at any time, provided that any such action complies with the requirements of Section 162(m) of the Code.

11. Section 162(m). The Company intends that the Plan and Awards granted under the Plan will satisfy the applicable requirements of Section 162(m) of the Code. Any provision of the Plan, and any interpretation or determination under the Plan by the Committee, which is inconsistent with this intent, shall be disregarded.

12. Effective Date. The Plan shall be effective as of January 1, 2011, provided that the Plan is approved by stockholders of the Company prior to the payment of any Award hereunder.

13. Term. The Plan shall commence on the date specified herein, and subject to Section 10 (regarding the Committee’s right to amend, suspend or terminate the Plan), shall remain in effect thereafter. As long as the Plan remains in effect, it shall be resubmitted to stockholders at least every five years as required by Section 162(m) of the Code.

14. Governing Law; Arbitration. The Plan shall be subject to and construed in accordance with the laws of the State of New York, without regard to any conflicts or choice of law rule or principle that might otherwise refer the interpretation of the Award to the substantive law of another jurisdiction. All disputes under the Plan shall be subject to final and binding arbitration in accordance with the Company’s arbitration policy.